TIAA-CREF Life Funds

ex. 77c

On September 17, 2007, the TIAA-CREF Life Funds (the Funds) held a special meeting of shareholders so that the Funds shareholders could consider and vote upon certain matters, in accordance with the terms of the Proxy Statement on Schedule 14A, incorporated herein by reference, filed on August 15, 2007 by the TIAA-CREF Life Funds,
File No.811-08961. A summary of these matters and the results of the shareholders meeting are included in the Funds December 31, 2007 annual report, which is included in the Funds 2007 annual Form
N-CSR filing with the Securities and Exchange Commission.